Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Second Quarter 2019 Earnings;
Reaffirms 2019 Full Year

Dallas, July 22, 2019: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, reported second quarter GAAP diluted earnings per share of $1.67 and adjusted earnings per share of $2.38 on net sales of $1.6 billion. Celanese delivered solid performance, amid a backdrop of weak demand and accelerated destocking, by exercising its differentiated business models in the Acetyl Chain and Engineered Materials, and demonstrating a stable Acetate Tow earnings profile. In the second quarter, the Company generated operating cash flow of $424 million and free cash flow of $356 million, and returned $378 million to shareholders through $300 million in share repurchases and $78 million in dividends. With an expectation for improved demand fundamentals as the year progresses, the Company reaffirmed its full year 2019 guidance for adjusted EPS.
Second Quarter 2019 Financial Highlights:

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	103	144	114
Acetate Tow	(44)	40	39
Acetyl Chain	188	202	273
Other Activities	(61)	(66)	(68)
Total	186	320	358

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	210	338	345

Adjusted EBIT(1)(2)
Engineered Materials	148	183	175
Acetate Tow	71	72	77
Acetyl Chain	189	203	277
Other Activities	(32)	(37)	(38)
Total	376	421	491

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	36	46	54
Acetate Tow	29	32	33

Operating EBITDA(1)	458	502	573
Diluted EPS - continuing operations	$1.67	$2.64	$2.52
Diluted EPS - total	$1.66	$2.63	$2.52
Adjusted EPS(1)	$2.38	$2.62	$2.90

Net cash provided by (used in) investing activities	(66)	(177)	(96)
Net cash provided by (used in) financing activities	(307)	(130)	(254)
Net cash provided by (used in) operating activities	424	307	585
Free cash flow(1)	356	224	500
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of the term "segment income". This non-GAAP term is defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

Second Quarter 2019 Highlights:

•
Announced the shutdown of acetate flake production at the Ocotlán, Jalisco, Mexico manufacturing facility by October 31, 2019, ceasing all manufacturing operations at the facility and further consolidating the global acetate manufacturing operations.

•
Completed the addition of a new GUR® ultra-high molecular weight polyethylene (UHMW-PE) production line at the Nanjing, China manufacturing facility to support significant growth in the electric vehicle market. The new production line adds approximately 15 kt per year of additional product capacity.

•	Delivered 1,177 Engineered Materials project wins in the second quarter of 2019 and on track to commercialize more than 4,000 projects for the year.

•
Completed a registered offering of $500 million of U.S. dollar-denominated senior notes due in 2024. The Company simultaneously entered into a cross-currency swap to effectively convert to a euro-denominated borrowing with a net borrowing rate of 1.03 percent.

•	Completed $1.2 billion in share repurchases over the last 12 months or 9 percent of outstanding shares.

Second Quarter 2019 Business Segment Overview
Engineered Materials (EM)
Engineered Materials recorded net sales of $593 million in the second quarter. The volume impact on net sales was a decline of 7 percent sequentially, comprised of a 4 percent decline in volumetric polymer sales primarily due to demand weakness and industry destocking, as well as a 3 percent sequential mix impact which includes the timing of medical sales. The industry saw broad price declines in Asia and competitive pricing pressure globally in nylon, but the Company offset much of this pressure, holding the sequential price decline to 3 percent. GAAP operating profit was $103 million and segment income was $148 million as the business worked to overcome demand softness across multiple end markets, continued destocking, and weaker affiliate performance. The business continued to execute its customer needs based project model to commercialize 1,177 projects, delivering performance in excess of weaker underlying end markets including automotive and electronics.

Acetyl Chain
The Acetyl Chain recorded second quarter net sales of $865 million, as sequential volume growth of 2 percent largely offset a decline in industry acetic acid pricing. GAAP operating profit was $188 million and segment income was $189 million, as the Acetyl Chain global system pivoted downstream to VAM and emulsions to generate incremental value. GAAP operating and segment income margin performance of 22 percent confirms the ability of the Acetyl Chain to generate earnings performance that is differentiated versus the market environment. The Acetyl Chain delivered sequential volume growth, despite major VAM turnarounds at Bay City and Nanjing, through rigorous inventory planning and product sourcing. High-return investments are underway, which will generate significant productivity gains and further expand the efficiency and operating flexibility of the global acetyls network.
Acetate Tow
Acetate Tow reported a GAAP operating loss of $44 million, including an impairment charge of $83 million relating to the Ocotlán shutdown, and segment income of $71 million in the second quarter. Price and volume in the quarter were stable year over year and sequentially, reflecting strong execution and steadier industry dynamics. Dividends from affiliates were $29 million in the second quarter, down slightly from the first quarter due to the impact of timing and currency.
Cash Flow and Tax
The Company delivered operating cash flow of $424 million and free cash flow of $356 million in the quarter, driven by improved conversion of earnings to cash through working capital management. Capital expenditures in the quarter were $65 million, with roughly half of non-maintenance spend through the first half of the year devoted to cost reduction projects. The Company is on pace for capital expenditures approaching $400 million for the year. A total of $378 million in cash was returned to shareholders, including $300 million in share repurchases and $78 million in dividends. The Company repurchased 2 percent of total shares outstanding in the quarter and 9 percent over the last twelve months. The US GAAP effective tax rate was 12 percent in the second quarter compared to 22 percent in the same quarter of last year, primarily due to 2019 reductions in a valuation allowance on future foreign tax credit usage. The adjusted tax rate was 14 percent in the quarter, unchanged year over year.

Outlook
"Our teams successfully executed on the unique business models we have in place to again deliver solid earnings performance amid a very challenging economic backdrop," said Lori Ryerkerk, chief executive officer. "The Acetyl Chain flexed its global network to drive incremental value downstream and deliver robust foundational earnings despite weak industry fundamentals. Engineered Materials worked the project pipeline model to deliver results in excess of underlying end market demand conditions. Acetate Tow again displayed a stabilized earnings profile, generating adjusted earnings consistent with last quarter. Looking forward, we continue to see a path to 2019 adjusted earnings of approximately $10.50 per share based on an expectation that underlying fundamentals will improve as we progress through the end of the year. We continue to strengthen our businesses by executing on our continuous productivity programs and strategically investing in high-return organic projects."
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's prepared remarks related to the second quarter results will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library after market close on July 22, 2019. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•	Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 22, 2019 and also available on our website at investors.celanese.com under Financial Information/Non-GAAP Financial Measures.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(In $ millions, except share and per share data)
Net sales	1,592	1,687	1,844
Cost of sales	(1,169)	(1,234)	(1,323)
Gross profit	423	453	521
Selling, general and administrative expenses	(118)	(120)	(136)
Amortization of intangible assets	(6)	(6)	(7)
Research and development expenses	(17)	(16)	(18)
Other (charges) gains, net	(98)	4	(3)
Foreign exchange gain (loss), net	1	5	3
Gain (loss) on disposition of businesses and assets, net	1	—	(2)
Operating profit (loss)	186	320	358
Equity in net earnings (loss) of affiliates	39	50	56
Non-operating pension and other postretirement employee benefit (expense) income	17	17	26
Interest expense	(29)	(31)	(32)
Refinancing expense	(4)	—	—
Interest income	2	1	—
Dividend income - equity investments	30	32	34
Other income (expense), net	(2)	(4)	—
Earnings (loss) from continuing operations before tax	239	385	442
Income tax (provision) benefit	(28)	(46)	(97)
Earnings (loss) from continuing operations	211	339	345
Earnings (loss) from operation of discontinued operations	(2)	(1)	—
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	(1)	(1)	—
Net earnings (loss)	210	338	345
Net (earnings) loss attributable to noncontrolling interests	(1)	(1)	(1)
Net earnings (loss) attributable to Celanese Corporation	209	337	344
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	210	338	344
Earnings (loss) from discontinued operations	(1)	(1)	—
Net earnings (loss)	209	337	344
Earnings (loss) per common share - basic
Continuing operations	1.68	2.65	2.54
Discontinued operations	(0.01)	(0.01)	—
Net earnings (loss) - basic	1.67	2.64	2.54
Earnings (loss) per common share - diluted
Continuing operations	1.67	2.64	2.52
Discontinued operations	(0.01)	(0.01)	—
Net earnings (loss) - diluted	1.66	2.63	2.52
Weighted average shares (in millions)
Basic	125.3	127.5	135.6
Diluted	125.8	128.2	136.3

Consolidated Balance Sheets - Unaudited

	As of June 30, 2019	As of December 31, 2018
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	491	439
Trade receivables - third party and affiliates, net	971	1,017
Non-trade receivables, net	332	301
Inventories	1,011	1,046
Marketable securities, at fair value	27	31
Other assets	44	40
Total current assets	2,876	2,874
Investments in affiliates	959	979
Property, plant and equipment, net	3,642	3,719
Operating lease right-of-use assets	209	—
Deferred income taxes	90	84
Other assets	320	290
Goodwill	1,083	1,057
Intangible assets, net	327	310
Total assets	9,506	9,313
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	319	561
Trade payables - third party and affiliates	764	819
Other liabilities	302	343
Income taxes payable	23	56
Total current liabilities	1,408	1,779
Long-term debt, net of unamortized deferred financing costs	3,444	2,970
Deferred income taxes	265	255
Uncertain tax positions	171	158
Benefit obligations	545	564
Operating lease liabilities	192	—
Other liabilities	227	208
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,347)	(2,849)
Additional paid-in capital	233	233
Retained earnings	6,245	5,847
Accumulated other comprehensive income (loss), net	(267)	(247)
Total Celanese Corporation stockholders' equity	2,864	2,984
Noncontrolling interests	390	395
Total equity	3,254	3,379
Total liabilities and equity	9,506	9,313